Exhibit 4(b)

VARIABLE ANNUITY LIVING BENEFITS RIDER

Rider Date:  October 1, 2016

Measuring Life Option: Single

Guaranteed Maximum Annual Rider Charge Rate:  1.50%

Initial Annual Rider Charge Rate:  0.85%

CIP Rate: 4.00%

COLA Rate:  2.00%

This Rider is made a part of the entire Contract to which it is attached. Except as stated in this Rider, it is subject to all Provisions contained in the Contract. Coverage under this Rider begins on the Rider Date shown above.

Summary of Rider Benefits

Guaranteed Minimum Withdrawal Benefit. This Rider provides a Guaranteed Minimum Withdrawal Benefit where the Owner may withdraw, each Benefit Year, an amount up to the Core Income Payment (CIP) for the lifetime(s) of the Measuring Life(s), if certain conditions are met as described in this Rider.

Additional Purchase Payment Restriction

Subject to the Maximum CIP limit and any further limitations stated in the Contract to which this Rider is attached, additional Purchase Payments after the first Benefit Year may not exceed $50,000 each Benefit Year without prior Home Office approval. If the Contract Value is $0, no additional Purchase Payments will be accepted.

Allocation Restriction

While this Rider is in effect, the Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to the Contract.

DEFINITIONS

Annuitant is the natural person used to determine the benefits if the Measuring Life Option is Single. The Annuitant is one of two natural persons used to determine the benefits if the Measuring Life Option is Joint. The Contract may only have one Annuitant. The Annuitant may not be changed while this Rider is in force.

Benefit Year means each 12-month period starting with the Rider Date and each Rider Date Anniversary thereafter.

Cost of Living Adjustment (COLA) is a percentage increase applied to the CIP as described in this Rider. The COLA Rate is selected by the Owner and cannot be changed after the Rider Date. The COLA Rate is shown on Page 1 of this Rider.

Company, We, Us, and Our refer to The Lincoln National Life Insurance Company.

GOP Death Benefit is a Death Benefit that is the greater of: (a) the Contract Value; or (b) the sum of all Purchase Payments minus all Death Benefit Reductions.

Measuring Life is a natural person used to determine the benefits under this Rider. Measuring Life (also referred to as Measuring Lives) includes any Annuitant, Owner, Joint Owner and Secondary Life.

Measuring Life Option indicates how many natural persons are used to determine the benefits under this Rider. Under the Single Measuring Life Option, the Annuitant is used to determine the benefits under this Rider. Under the Joint Measuring Life Option, the Annuitant and the Secondary Life are used to

AR-592 (12/16)

determine the benefits under this Rider. The Measuring Life Option may not be changed after the Rider Date.

Purchase Payments, for the purpose of this Rider, mean the amounts paid into the Contract by the Owner.

Rider Date Anniversary is the same calendar day as the Rider Date, each calendar year, if such date is a Valuation Date. If in any calendar year, such calendar day is not a Valuation Date, the Rider Date Anniversary will be the first Valuation Date following such calendar day. A quarterly anniversary of the Rider Date is the same calendar day as the Rider Date of every third month following the previous Rider Date, if such date is a Valuation Date. If such day is not a Valuation Date, the charge will be deducted on the first Valuation Date following such calendar day.

Secondary Life means the second natural person, if any, used to determine the benefits under this Rider if the Measuring Life Option is Joint. The Secondary Life may not be changed while this Rider is in force. The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract.

Spouse means an individual who would be recognized as a Spouse under federal law.

Systematic RMD means systematic installments withdrawn via the Company’s automatic withdrawal service of the amount needed to satisfy the required minimum distribution as determined by the Company in accordance with the IRC Section 401(a)(9), as amended from time to time, for the Contract to which this Rider is attached.

Withdrawal is the gross amount of a Withdrawal before any applicable charges. Any Withdrawal that otherwise is a Conforming Withdrawal, but that is not made payable to the Owner or the Owner’s bank account, will be treated as an Excess Withdrawal.

Conforming Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year is equal to or less than the greater of the CIP or, if the Measuring Lives are at least an attained age of 60] (based on the attained age of the younger or surviving Measuring Life under the Joint Measuring Life Option), 4% of the Contract Value on the most recent Rider Date Anniversary. In addition, if the Owner receives only Systematic RMDs during a Benefit Year, all Systematic RMDs during that Benefit Year will be treated as Conforming Withdrawals.

However, if a Withdrawal other than Systematic RMDs occurs during a Benefit Year, then this Withdrawal and any subsequent Withdrawals, including Systematic RMDs, will be treated as Excess Withdrawals to the extent that the cumulative amount withdrawn in that Benefit Year exceeds the greater of the CIP or if the Measuring Lives are at least an attained age of 60](based on the attained age of the younger or surviving Measuring Life under the Joint Measuring Life Option), 4% of the Contract Value on the most recent Rider Date Anniversary.

Excess Withdrawals are all Withdrawals to the extent that the cumulative amount withdrawn (including the current Withdrawal) from the Contract in that Benefit Year exceeds the Conforming Withdrawal. If the younger or surviving Measuring Life is less than an attained age of 60], all Withdrawals are Excess Withdrawals.

RIDER BENEFIT

Core Income Payment (CIP) Amount

The CIP is an amount that may be withdrawn from the Contract by the Owner each Benefit Year as a Conforming Withdrawal. As long as the CIP is not reduced to $0, then the CIP may be withdrawn during the lifetime(s) of all Measuring Lives. The CIP is available once all Measuring Lives are an attained age of 60. If the Measuring Life Option is Joint, the CIP is based upon the attained age of the younger or surviving Measuring Life.

Determining the Initial CIP

If the Rider Date is the Contract Date, then the Initial CIP is determined on the Rider Date by multiplying the initial Purchase Payment by the CIP Rate shown on Page 1 of this Rider. If the Rider Date is after the Contract Date, then the Initial CIP is determined on the Rider Date by multiplying the Contract Value on the Rider Date by the CIP rate shown on Page 1 of this Rider. Thereafter, the CIP may change upon a COLA increase, an additional Purchase Payment, an Excess Withdrawal, the death of the first Measuring Life (if the Measuring Life Option is Joint), and at the time of the first Conforming Withdrawal, as described below.

Adjustment (to the CIP) for COLA

On each Rider Date Anniversary, the CIP will increase by the amount determined using the following formula: (A) minus (B) times (C), where:

(A)       is the CIP immediately prior to such Rider Date Anniversary; and

(B)       is the amount of the CIP attributable to additional Purchase Payments received in the preceding Benefit Year (adjusted for Excess Withdrawals), except any Purchase Payment accepted within the first 90 days after the Rider Date; and

(C)       is the COLA Rate shown on Page 1 of this Rider.

Adjustment (to the CIP) for Additional Purchase Payments

If any additional Purchase Payment is accepted, the following will occur:

(1)         the CIP will be increased to equal (A) times (B) plus (C), where:

(A)       is the additional Purchase Payment; and

(B)       is the CIP Rate shown on Page 1 of this Rider; and

(C)       is the CIP immediately prior to receipt of the additional Purchase Payment;

(2)         if, after the date of the first Conforming Withdrawal, an additional Purchase Payment is accepted and the Measuring Lives are less than an attained age of 65 (based on the attained age of the younger or surviving Measuring Life under the Joint Measuring Life Option), the amount by which the CIP would increase as calculated in (A) and (B) above will be multiplied by 75%; and

(3)         if any additional Purchase Payment is accepted after the Rider Date Anniversary following the first death of a Measuring Life, the amount by which the CIP would increase will be multiplied by 75%. If applicable, the amount by which the CIP would increase as determined in Item (2) above will be used for this calculation.

Adjustment (to the CIP) for Withdrawals

Each Excess Withdrawal will reduce the CIP in the same proportion as the amount withdrawn reduces the Contract Value on the Valuation Date of the Withdrawal. Upon each Conforming Withdrawal, the CIP will remain unchanged.

Adjustment (to the CIP) Upon the First Conforming Withdrawal

Upon the first Conforming Withdrawal, the CIP will equal the greater of (A) or (B) adjusted by (C), if applicable, where:

(A)       is the CIP immediately prior to the Withdrawal; or

(B)       is the Contract Value at the time of the first Conforming Withdrawal multiplied by 4%; and

(C)       is the amount resulting from the greater of (A) or (B) above multiplied by 75% if the Measuring Lives are less than an attained age of 65 (based on the attained age of the younger or surviving Measuring Life under the Joint Measuring Life Option).

If the first Conforming Withdrawal occurs on or after the Rider Date Anniversary following the first death of a Measuring Life (under the Joint Measuring Life Option), the CIP as determined above will be reduced as described in the Effect of Death (on the CIP) provision below.

Effect of Death (on the CIP)

Upon the death of the Annuitant under the Single Measuring Life Option, this Rider will terminate. Upon the first death of a Measuring Life under the Joint Measuring Life Option, the Owner may continue the Contract and this Rider for the life of the surviving Measuring Life, subject to the following conditions:

(1)         The CIP on the Rider Date Anniversary following the first death of a Measuring Life will be reduced to equal the CIP multiplied by 75%.

(2)         The amount determined in (B) under the Adjustment (to the CIP) Upon the First Conforming Withdrawal provision above will be multiplied by 75% if the first Conforming Withdrawal occurs on or after the Rider Date Anniversary following the first death of a Measuring Life.

The Company may recover from any future CIP amounts any Conforming Withdrawals taken that exceed the CIP amount that was reduced as a result of the first death of a Measuring Life and to withhold the portion of any Death Benefit or final payment that would otherwise be payable.

Upon the death of the surviving Measuring Life, this Rider will terminate.

Maximum CIP

The CIP is subject to a $500,000 maximum of the combined CIP (including any Guaranteed Annual Income (GAI) or Maximum Annual Withdrawal amount (or “MAW”)) for all Company annuity contracts and annuity riders, including annuity contracts with an affiliated company, for which the Annuitant or Secondary Life, if applicable, is a Measuring Life. If this maximum is exceeded, the CIP (including any GAI or MAW for each applicable annuity contract and annuity rider will be reduced proportionally so the combined CIP (including any GAI or MAW)) values do not exceed the maximum stated above.

Contract Value Reduces To $0

If the Contract Value declines to $0, and as long as the CIP is not $0 and the Contract has not been surrendered or assigned for value, the CIP will continue for the lifetime(s) of the Measuring Life(s). The Owner may elect to receive the CIP at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If the Contract Value is $0 and the Contract terminates due to the death of all Measuring Lives, no Death Benefit will be paid. However, unless the currently effective Death Benefit option is the Contract Value Death Benefit option, a final payment, if available, will be made under this Rider. Such payment shall be equal to (A) minus (B) minus (C), where:

(A)       is equal to the sum of all Purchase Payments if the Rider Date is the Contract Date. If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments; and

(B)       is the sum of all Final Payment Reductions through the Valuation Date upon which the Contract Value reduces to $0. Final Payment Reductions are made whenever a Withdrawal occurs. Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Excess Withdrawal will be applied to (A) as the Final Payment Reduction. Upon Conforming Withdrawals, the reduction of the Contract Value due to the Conforming Withdrawal will be applied to (A) as the Final Payment Reduction; and

(C)       is the sum of all Conforming Withdrawals after the Valuation Date upon which the Contract Value reduces to $0.

If Conforming Withdrawals are made after the date this Rider should have terminated under the terms of the Contract and/or this Rider, the Company may withhold the portion of the final payment that equals the amount of Conforming Withdrawals made after such Rider termination. If Conforming Withdrawals made after this Rider should have been terminated exceed any final payment otherwise payable, the person/entity to whom such Conforming Withdrawals were made will be liable to the Company for any amount of such Withdrawals that exceed the final payment.

CIP Annuity Payment Option

The CIP Annuity Payment Option may be irrevocably elected by the Owner upon Notice to the Company, provided the Contract has not been surrendered or assigned for value. If elected, the Owner will receive payment equal to the CIP each Benefit Year for the lifetime(s) of all Measuring Lives. The Owner may elect to receive the CIP at any frequency the Company offers, subject to minimum payment amount rules then in effect, but no less frequently than annually.

If this CIP Annuity Payment Option is in effect, no Death Benefit will be paid. However, if the Death Benefit option prior to the Annuity Commencement Date was not the Contract Value Death Benefit option, a final payment, if available, will be made under this Rider. Such payment shall be equal to (A) minus (B) minus (C), where:

(A)       is equal to the sum of all Purchase Payments if the Rider Date is the Contract Date. If the Rider Date is after the Contract Date then (A) is equal to the Contract Value on the Rider Date, plus subsequent Purchase Payments; and

(B)       is the sum of all Final Payment Reductions prior to the CIP Annuity Payment Option effective date. Final Payment Reductions are made whenever a Withdrawal occurs. Upon Excess Withdrawals, Final Payment Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Excess Withdrawal will be applied to (A) as the Final Payment Reduction. Upon Conforming Withdrawals, the reduction of the Contract Value due to the Conforming Withdrawal will be applied to (A) as the Final Payment Reduction; and

(C)       is the sum of all Conforming Withdrawals on and after the CIP Annuity Payment Option effective date.

RIDER CHARGE

The Rider Charge rate may vary depending on the Measuring Life Option. The Initial Annual Rider Charge Rate shown on Page 1 of this Rider is divided by four to calculate the initial quarterly Rider Charge rate. The Rider Charge rate may change as described herein, but the annual Rider Charge rate may never exceed the Guaranteed Maximum Annual Rider Charge rate shown on Page 1 of this Rider.

A quarterly Rider Charge is deducted from the Contract Value on each quarterly anniversary of the Rider Date. The amount of the quarterly Rider Charge is the quarterly Rider Charge rate times the greater of (A), (B) or (C), where:

(A)       is the Contract Value on the Valuation Date the charge is deducted; or

(B)       if the Rider Date is the Contract Date, is the sum of all Purchase Payments adjusted for Excess Withdrawals. Such result will never be less than $0. Excess Withdrawals reduce the sum of all Purchase Payments in the same proportion that the Excess Withdrawal reduced the Contract Value; or

(C)       if the Rider Date is after the Contract Date, is the Contract Value on the Rider Date plus the sum of all Purchase Payments accepted after the Rider Date, adjusted for Excess Withdrawals. Such result will never be less than $0.  Excess Withdrawals reduce the sum of the Contract Value on the Rider Date plus all Purchase Payments accepted after the Rider Date, in the same proportion that the Excess Withdrawal reduced the Contract Value.

Quarterly Rider Charges will be deducted from each Variable Subaccount on a proportional basis. A pro-rata quarterly Rider Charge will be recalculated and deducted upon termination of this Rider, except if the Contract is terminated due to death.

The Rider Charge rate may not change prior to the earlier of (a) the 5th Rider Date Anniversary; or (b) upon the first Conforming Withdrawal. Thereafter, the Rider Charge rate may change every 1 Rider Year. Any change to the Rider Charge rate will occur only on a Rider Date Anniversary and will be subject to the Guaranteed Maximum Annual Rider Charge Rate shown on Page 1 of this Rider.

GENERAL

GOP Death Benefit Amount

A GOP Death Benefit is provided under the Guarantee of Principal (GOP), which may be applicable to the Contract as shown in the Contract Specifications.

If the Contract includes a Death Benefit, including any Death Benefit Rider, that has a Death Benefit Amount defined as the sum of all Purchase Payments minus all death benefit reductions, where such death benefit reductions of Purchase Payments “will be in proportion to the amount withdrawn” such Death Benefit Amount definition is hereby replaced with the following:

The sum of all Purchase Payments minus all Death Benefit Reductions. Death Benefit Reductions are made whenever a Withdrawal occurs.

For Withdrawals (a) prior to the Rider Date of a Variable Annuity Living Benefits Rider and (b) after the termination of a Variable Annuity Living Benefits Rider, Death Benefit Reductions are

calculated proportionately; the percentage reduction of the Contract Value due to the Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

For Withdrawals while a Variable Annuity Living Benefits Rider is in force:

(a)         upon Excess Withdrawals, Death Benefit Reductions are calculated proportionately; the percentage reduction of the Contract Value due to the Excess Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction, and

(b)         upon Conforming Withdrawals, the reduction of the Contract Value due to the Conforming Withdrawal will be applied to the Purchase Payments as the Death Benefit Reduction.

TERMINATION OF THIS RIDER

This Rider will terminate on:

a)             the date the Contract to which this Rider is attached terminates;

b)             the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose;

c)              the date the Owner is changed due to death or pursuant to an enforceable divorce agreement or decree, except when Ownership is transferred to the surviving Secondary Life upon death of the Annuitant/Owner;

d)             the Annuity Commencement Date, including the Periodic Income Commencement Date under a Variable Annuity Payout Option Rider (VAPOR), except under the CIP Annuity Payment Option of this Rider;

e)              the death of the Annuitant if the Measuring Life Option is Single, or on the death of the last Measuring Life if the Measuring Life Option is Joint; or

f)               the date the CIP equals $0 as the result of an Excess Withdrawal.

Upon termination of this Rider, the benefits and charges within this Rider will terminate. A pro-rata Rider Charge will be deducted upon termination, except if this Rider is terminated due to death.

The Lincoln National Life Insurance Company

Secretary